EXHIBIT 10.58

MEDICALCV, INC.

NON-QUALIFIED STOCK OPTION AGREEMENT
PURSUANT TO 2001 EQUITY INCENTIVE PLAN

No. of shares subject to option:                                                                                                                                   Option No.:

Date of grant:

THIS OPTION AGREEMENT is entered into effective                    , by and between MedicalCV, Inc., a Minnesota corporation (the “Company”), and                         (the “Optionee”) pursuant to the Company’s 2001 Equity Incentive Plan, as amended to date (the “Plan”). Unless otherwise defined herein, certain capitalized terms shall have the meaning set forth in the Plan.

W I T N E S S E T H:

1.             Nature of the Option. This Option is not intended to qualify as an Incentive Stock Option within the meaning of Section 422 of the United States Internal Revenue Code of 1986, as amended.

2.             Grant of Option. Pursuant to the provisions of the Plan, the Company grants to the Optionee, a director of the Company, subject to the terms and conditions of the Plan and to the terms and conditions herein set forth, the right and option to purchase from the Company all or a part of an aggregate of               (              ) shares of Stock (the “Shares”) at the purchase price of $                 per share, such Option to be exercised as hereinafter provided.

3.             Terms and Conditions. It is understood and agreed that the Option evidenced hereby is subject to the following terms and conditions:

(a)           Expiration Date. This Option shall expire           years after the date of grant specified above. Notwithstanding the foregoing, if the Optionee’s employment or relationship with the Company or Related Company is terminated by reason of death, Disability or Retirement, this Option shall expire on the one-year anniversary of the termination date. If the Optionee’s relationship as director of the Company is terminated by reason other than death this Option shall, subject to Section 4 of the Plan, expire on the three-month anniversary of the termination date.

(b)           Exercise of Option. Subject to the Plan and the other terms of this Agreement regarding the exercisability of this Option, this Option shall be fully vested and exercisable as of                         . Any exercise shall be accompanied by a written notice to the Company specifying the number of shares of Stock as to which the Option is being exercised. Notation of any partial exercise shall be made by the Company on Schedule I hereto. This Option may not be exercised for a fraction of a Share, and must be exercised for no fewer than one hundred (100) shares of Stock, or such lesser number of shares as may be vested.

(c)           Payment of Purchase Price Upon Exercise. At the time of any exercise, the Exercise Price of the Shares as to which this Option is exercised shall be paid in cash to the Company, unless, in accordance with the provisions of Section 4.2(c) of the Plan, the Board shall permit or require payment of the purchase price in another manner set forth in the Plan.

(d)           Nontransferability. This Option shall not be transferable other than by will or by the laws of descent and distribution. During the lifetime of the Optionee, this Option shall be exercisable only by the Optionee or by the Optionee’s guardian or legal representative. No transfer of this Option by the Optionee by will or by the laws of descent and distribution shall be effective to bind the Company unless the Company is furnished with written notice thereof and a copy of the will and/or such other evidence as the Board may determine necessary to establish the validity of the transfer.

(e)           Subject to Lock Up. Optionee understands that the Company at a future date may file a registration or offering statement (the “Registration Statement”) with the Securities and Exchange Commission to facilitate an underwritten public offering of its securities. The Optionee agrees, for the benefit of the Company, that should such an underwritten public offering be made and should the managing underwriter of such offering require, the undersigned will not, without the prior written consent of the Company and such underwriter, during the Lock Up Period as defined herein:  sell, transfer or otherwise dispose of, or agree to sell, transfer or otherwise dispose of this Option or any of the Shares acquired upon exercise of this Option during the Lock Up Period; or sell or grant, or agree to sell or grant, options, rights or warrants with respect to any of the Shares acquired upon exercise of this Option. The foregoing does not prohibit gifts to donees or transfers by will or the laws of descent to heirs of beneficiaries provided that such donees, heirs and beneficiaries shall be bound by the restrictions set forth herein. The term “Lock Up Period” shall mean the lesser of (x) 180 days or (y) the period during which Company officers and directors are restricted by the managing underwriter from effective any sales or transfers of the Shares. The Lock Up Period shall commence on the effective date of the Registration Statement.

(f)            No Rights as Shareholder. The Optionee shall have no rights as a shareholder of the Company with respect to any Shares prior to the date of issuance to the Optionee of a certificate for such Shares.

(g)           Compliance with Law and Regulations. This Option and the obligation of the Company to sell and deliver Shares hereunder shall be subject to all applicable laws, rules and regulations (including, but not limited to, federal securities laws) and to such approvals by any government or regulatory agency as may be required. This Option shall not be exercisable, and the Company shall not be required to issue or deliver any certificates for Shares of Stock prior to (i) the listing of such Shares on Nasdaq or any stock exchange on which the Stock may then be listed, and (ii) the completion of any registration or qualification of such Shares under any federal or state law, or any rule or regulation of any government body which the Company shall, in its sole discretion, determine to be necessary or advisable. Moreover, this Option may not be exercised if its exercise or the receipt of Shares of Stock pursuant thereto would be contrary to applicable law.

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(h)           Withholding. All deliveries and distributions under this Agreement are subject to withholding of all applicable taxes. At the election of the Participant, and subject to such rules and limitations as may be established by the Committee from time to time, such withholding obligations may be satisfied through the surrender of shares of Stock which the Participant already owns, or to which the Participant is otherwise entitled under the Plan.

4.             Termination of Employment. Upon the termination of the service of Optionee prior to the expiration of the Option, the following provisions shall apply:

(a)           Upon the Optionee’s voluntary resignation as a director or failure to stand for election or be nominated for reelection, or upon the failure of shareholders of the Company to reelect Optionee, Optionee may exercise the Option for a period of three (3) months after the date of such resignation or or the meeting of shareholders at which Optionee is not reelected, or until the term of the Option has expired, whichever date is earlier. To the extent the Optionee was not entitled to exercise this Option at the date of termination of service, or if Optionee does not exercise this Option within the time specified herein, this Option shall terminate.

5.             Death, Disability or Retirement of Optionee. Upon the death of Optionee prior to the expiration of the Option, the following provisions shall apply:

(a)           If the Optionee is at the time of his or her death an incumbent director and has been in continuous service as a director since the Date of Grant of the Option, then the Option may be exercised by the Optionee for one (1) year following the date of death or until the expiration date of the Option, whichever date is earlier, but only to the extent the Optionee was vested in and entitled to exercise the Option at the time of his or her death.

(b)           If the Optionee dies within three (3) months after termination of Optionee’s service as a director of the Company, the Option may be exercised for nine (9) months following the date of the Optionee’s death or the expiration date of the Option, whichever date is earlier, by the Optionee’s estate or by a person who acquires the right to exercise the Option by will or the laws of descent or distribution, but only to the extent the Optionee was vested in and entitled to exercise the Option at the time of Termination.

6.             Optionee Bound by Plan. The Optionee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. In the event of any question or inconsistency between this Agreement and the Plan, the terms and conditions of the Plan shall govern.

7.             Heirs and Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. If any rights exercisable by the Participant or benefits deliverable to the Participant under this Agreement have not been exercised or delivered, respectively, at the time of the Participant’s death, such rights shall be exercisable by the Designated Beneficiary, and such benefits shall be delivered to the Designated Beneficiary, in accordance with the provisions of this agreement and the Plan. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the

Committee in such form and at such time as the Committee shall require. If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be exercised by or distributed to the legal representative of the estate of the Participant. If a deceased Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the Designated Beneficiary’s exercise of all rights under this Agreement or before the complete distribution of benefits to the Designated Beneficiary under this Agreement, then any rights that would have been exercisable by the Designated Beneficiary shall be exercised by the legal representative of the estate of the Designated Beneficiary, and any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.

8.             Plan Governs. Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company; and this Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.

9.             Notices. Any notice hereunder to the Company shall be addressed to it at its principal executive offices, located at 9725 South Robert Trail, Inver Grove Heights, Minnesota 55077, Attention: Chief Executive Officer; and any notice hereunder to the Optionee shall be addressed to the Optionee at the address last appearing in the employment records of the Company; subject to the right of either party to designate at any time hereunder in writing some other address.

10.           Counterparts. This Agreement may be executed in two counterparts each of which shall constitute one and the same instrument.

11.           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, except to the extent preempted by federal law, without regard to the principles of comity or the conflicts of law provisions of any other jurisdiction.

IN WITNESS WHEREOF, MedicalCV, Inc. has caused this Agreement to be executed by its Chief Executive Officer and the Optionee has executed this Agreement, both as of the day and year first above written.

MEDICALCV, INC.

By Marc P. Flores
Its Chief Executive Officer

OPTIONEE

[Name]
[Title]

Home Address:

SCHEDULE I — NOTATIONS AS TO PARTIAL EXERCISE

Date of Exercise	Number of Purchased Shares	Balance of Shares on Option	Authorized Signature	Notation Date